UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2007

NorthStar Realty Finance Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-32330	11-3707493
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

399 Park Avenue, 18th Floor, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   Entry Into a Material Definitive Agreement.

On November 6, 2007, NorthStar Realty Finance Corp. and its subsidiaries (the “Company”) modified an existing credit agreement (the “Credit Agreement”) and entered into a new term loan agreement (the “Term Loan Agreement”, and together with the Credit Agreement, the “Term Facility”) with Wachovia Bank, National Association (“Wachovia”), which provide for approximately $600 million of term loan capacity. The Term Facility eliminates mark-to-market valuation adjustments under the Existing Credit Facilities (as defined below) based on market credit spread movements and interest rate fluctuations. The proceeds under the Term Facility shall be partially used to repay approximately $450 million outstanding under the Existing Credit Facilities. The Term Loan Agreement also provides for up to $300 million of revolving term loan capacity as portions of the outstanding balance under the Term Loan Agreement are repaid. The Term Facility initially bears interest at LIBOR plus 2.00% and has an initial two-year term which the Company has the option to extend for an additional one year period, subject to certain conditions. Additionally, the Company and Wachovia entered into a Limited Guaranty Agreement (the “Guaranty”) in connection with the Term Facility.

As part of the Term Facility, the Company and Wachovia terminated the $400 million Master Repurchase Agreement, dated as of May 14, 2007, as amended, and the $100 million Amended and Restated Master Repurchase Agreement, dated as of June 5, 2007, as amended (together, the “Existing Credit Facilities”).

The foregoing summary is qualified in its entirety by reference to the Term Loan Agreement and the Guaranty, which will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Realty Finance Corp.
(Registrant)

Date: November 6, 2007	By:	/s/ Albert Tylis

Albert Tylis
Executive Vice President and General Counsel